NATURAL GAS SYSTEMS, INC.

                              EMPLOYMENT AGREEMENT

                                ROBERT S. HERLIN

         THIS AGREEMENT ("AGREEMENT") is entered into as of April 4, 2005 (the "EFFECTIVE DATE"), by and between ROBERT S. HERLIN (the "EXECUTIVE") and NATURAL GAS SYSTEMS, INC., a Nevada corporation (the "COMPANY"). The Agreement supercedes any and all prior agreements, written or oral, including but not limited to the Executive's prior employment agreement with the Company and its predecessor in interest, Natural Gas Systems, a Delaware corporation, other than stock options granted under the Company's 2003 Stock Option Plan of Natural Gas Systems, Delaware, which was assumed by the Company, as referenced herein.

                  1. DUTIES AND SCOPE OF EMPLOYMENT.

                           (a) POSITION. For the term of his employment under this Agreement (the "Employment"), the Company agrees to employ the Executive in the position of President and Chief Executive Officer. The Executive shall report to the Company's Board of Directors. Executive shall not be obligated to relocate away from Houston, Texas.

                           (b) OBLIGATIONS TO THE COMPANY. During the term of Employment under this Agreement, Executive shall devote his/her full business efforts and time to the Company. The foregoing shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and/or services do not interfere or conflict with his/her responsibilities to the Company. The Executive shall comply with the Company's policies and rules, as they may be in effect from time to time during his Employment.

                           For purposes of this paragraph 1(b), the Company hereby consents and approves of the activities described in EXHIBIT A hereto.

                           (c) NO CONFLICTING OBLIGATIONS. The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement.

                           (d) COMMENCEMENT DATE. This Agreement shall take effect upon the Effective date.

                  2.       CASH AND INCENTIVE COMPENSATION.

                  For clarification, it is understood by all parties that other than as specified herein, the Company is not obligated to award any future grants of stock options or other form of equity compensation to Executive during Executive's Employment with the Company.


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                           (a) SALARY. The Company shall pay the Executive as
         compensation for his services an initial base salary at a gross annual rate of $180,000.00, increasing to a $210,000.00 after one year from the Effective Date, with possible additional increases on an annual basis as determined by the Board of directors in their sole discretion. Such salary shall be payable in accordance with the Company's standard payroll procedures. The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as "BASE SALARY."

                           (b) INCENTIVE BONUSES. The Executive shall be eligible to receive an annual incentive bonus of up to 100% of Base Salary based on reasonable criteria (with input from Executive) established by the Company's Board of Directors (the "BOARD") or the Compensation Committee of the Board, payable in cash or the fair value of securities equivalent to such cash amount. The determinations of the Board or its Compensation Committee with respect to the award of such bonus shall be final and binding. The Executive shall not be entitled to an incentive bonus if he has resigned or been terminated for Cause (as defined below) by the Company before the date when such bonus is payable.

                           (c) STOCK OPTIONS. Subject to the approval of the Board or the Compensation Committee of the Board, the Company shall grant the Executive stock options aggregating Five Hundred Thousand (500,000) shares of the Company's Common Stock. Such options shall be granted as soon as reasonably practicable after the date of this Agreement. The term of such option shall be 10 years, subject to earlier expiration in the event of the termination of the Executive's Employment. The Executive shall vest over a four year period, on an installment basis determined by the Board or the Compensation Committee. The grant(s) of such options shall be subject to the other terms and conditions set forth in the Company's 2004 Stock Plan and Stock Option Agreement, attached hereto as EXHIBITS B AND C, respectively.

                           (d) WARRANTS. Subject to the approval of the Board of the Compensation Committee of the Board, the Company shall grant the Executive warrants aggregating Two Hundred Eighty Seven Thousand Five Hundred (287,500) shares of the Company's Common Stock. The grant of such warrants shall be subject to the terms and conditions set forth in the Warrant Agreement, attached hereto as EXHIBIT D.


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                           (d) BONUS FOR PRIOR YEAR. In lieu of the cash bonus
         provided for in the prior employment contract between the Company and Executive, and subject to applicable security laws and approval of the Board or the Compensation Committee, the Company agrees to issue 250,000 warrants to Tatum Partners to satisfy Executive's and Company's obligation to Tatum Partners under the Resource Agreement, dated on or about September 2003, without reducing any amount of the 250,000 stock options previously granted to Executive under the 2003 Stock Option Plan.

                  3.       VACATION AND EMPLOYEE BENEFITS.

                           Executive shall be entitled to fifteen (15) days of vacation and five (5) personal days per year, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Any vacation days exceeding five (5) days not taken by Executive in one year shall be forfeited and not carried forward to subsequent years. During his Employment, the Executive shall be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4.       BUSINESS EXPENSES.

                           During his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

                  5.       TERMINATION OF EMPLOYMENT.

                           (a) TERMINATION OF EMPLOYMENT. The Company may terminate the Executive's Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Executive ten day's notice in writing. The Executive may terminate his Employment by giving the Company ten days' advance notice in writing. The Executive's Employment shall terminate automatically in the event of his death. The termination of the Executive's Employment shall not limit or otherwise affect his obligations under Section 7.

                           (b) EMPLOYMENT AT WILL. The Executive's Employment with the Company shall be "at will," meaning that either the Executive or the Company shall be entitled to terminate the Executive's Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the "at will" nature of the Executive's Employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company.

                           (c) RIGHTS UPON TERMINATION. Except as expressly provided in Section 6, upon the termination of the Executive's Employment, the Executive shall only be entitled to the compensation, benefits and expense reimbursements that the Executive has earned or accrued under this Agreement before the effective date of the termination. Termination payments pursuant to Section 6 shall fully discharge all responsibilities of Company to Executive except for the Company's responsibilities listed in Sections 2, 3, 4, 5, 8, 9, 10 and Exhibits B, C and D herein.


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                           (d) CONSTRUCTIVE TERMINATION. The term "CONSTRUCTIVE
         TERMINATION" shall mean any of the following: (i) any breach by the Company of any material provision of this Agreement, including, without limitation, the assignment to the Executive of duties inconsistent with his position specified in Section 1(a) hereof or any breach by the Company of such Section, which is not cured within 60 days after written notice of same by Executive (except that such cure period shall be fifteen days with respect to D&O Insurance described in Section 10(h) hereof, unless such breach is due to the actions or inactions of the Executive), describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5(d); or (ii) relocation of Executive's offices in excess of 20 miles from its current location; or (iii) a substantial reduction of the responsibilities, authority or scope of work of Executive.

                  6.       TERMINATION BENEFITS.

                           (a) GENERAL RELEASE. Any other provision of this Agreement notwithstanding, Subsection (b) below shall not apply unless the Executive: (i) has executed a general release fully discharging all responsibilities of the Company to the Executive for all claims except for those noted in 5 (c) above (in a form prescribed by the Company), and (ii) has returned all property of the Company in the Executive's possession, and (iii) is in material compliance with the restrictive covenants in Section 7 hereof .

                           (b) SEVERANCE PAY. If the Company terminates the Executive's Employment other than for Cause or Permanent Disability, or if the Executive is subject to a Constructive Termination, then the Company shall pay the Executive his Base Salary ("SEVERANCE PAY") for a period of one year following the termination of his Employment (the "CONTINUATION PERIOD"). Such Severance Pay shall be paid at the rate in effect at the time of the termination of Employment and in accordance with the Company's standard payroll procedures. In the event that (i) Executive is paid Severance Pay and Executive, AND (ii) Executive enters into similar employment prior to the end of the Continuation Period, then the Company may elect, at the Company's sole option and discretion, to terminate all Restrictive Covenant obligations of Executive under subsections 7(b) and 7(c) below in return for a reduction of fifty percent (50%) of the remaining Severance Pay obligations to Executive.

                           (c) DEFINITION OF "CAUSE." For all purposes under this Agreement, "CAUSE" shall mean:

                           (i) A material breach by the Executive of any written agreement between the Executive and the Company, provided that the Company has given written notice of such breach which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 6(c) and which breach, if capable of being cured, has not been cured within thirty (30) days after such notice;

                            (ii) The Executive's conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof;


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                           (iii) A material failure by the Executive to comply
         with the Company's lawful written policies or rules which causes material harm to the Company, provided that the Company has given written notice of such breach which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this
         Section 6(c) and which breach, if capable of being cured, has not been cured within thirty (30) days after such notice;

                           (iii) The Executive's fraud, gross negligence or willful misconduct; or

                           (iv) A continued failure by the Executive to perform his lawful and reasonable assigned duties, provided that the Company has given written notice of such breach which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 6(c) and which breach, if capable of being cured, has not been cured within thirty (30) days after such notice.

                           (d) DEFINITION OF "PERMANENT DISABILITY." For all purposes under this Agreement, "PERMANENT DISABILITY" shall mean the Executive's inability to perform the essential functions of the Executive's position, with or without reasonable accommodation, for a period of at least 90 consecutive days because of a physical or mental impairment.

7.       RESTRICTIVE COVENANTS.

                           (A) CONFIDENTIAL INFORMATION

                           (i) During Executive's Employment and at all times thereafter, Executive shall not, without the prior express written consent of the Board (except as may be required in connection with any judicial or administrative proceeding or inquiry or by law ) disclose to any person, other than an officer or director of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as CEO and President, any Confidential Information (defined below) with respect to the business and affairs of the Company or any of its subsidiaries, unless such disclosure is subject to a confidentiality agreement or the confidential information has been previously disclosed through no fault of Executive.

                           (ii) Executive acknowledges that he has and will have access to proprietary information, trade secrets, and confidential material (including lists of key personnel, customers, clients, vendors, suppliers, distributors or consultants) of the Company (the "CONFIDENTIAL Information"). Executive agrees, without limitation in time or until such information shall become public other than by the Executive's unauthorized disclosure, to maintain the confidentiality of the Confidential Information and refrain from divulging, disclosing, or otherwise using in any respect the Confidential Information to the detriment of the Company and any of its subsidiaries, affiliates, successors or assigns, or for any other purpose or no purpose, unless such disclosure is subject to a confidentiality agreement or such Confidential Information is previously disclosed through no fault of Executive.

                           (B) NO SOLICITATION. For a period of one (1) year after he ceases to be employed by the Company, Executive agrees that he


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         will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

                           (i) solicit from any client doing business with the Company as of Executive's termination, business of the same or of a similar nature to the business of the Company with such client, if such business is expected to directly compete with the Company;

                           (ii) solicit from any known potential client of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to Executive's termination, if such business is expected to directly compete with the Company;

                           (iii) solicit the employment or services of, or hire, any person who was known to be employed by the Company upon termination of Executive's Employment, or within six (6) months prior thereto, other than Executive's personal secretary; or

                           (iv) otherwise knowingly interfere with the business or accounts of the Company.

                           For the purposes of (b)(i) through (iv) above and (c) below, "compete" is defined to mean engagement in the same or essentially similar activities as the Company within the same field, parish or county as the Company.

                           (C) COVENANT NOT TO COMPETE. During the term hereof and for a period of one (1) year following the termination of this Agreement, Executive shall not directly or indirectly engage in, or own any interest in any business which engages in, (i) the business of the Company or any of its subsidiaries as of the date of this Agreement that is expected to directly compete with the Company or (ii) any other business which the Company or any of its subsidiaries shall have acquired by purchase, merger or otherwise prior to the date of termination in which the Company or any of its subsidiaries does business that is expected to compete to with the Company provided, however, that this sentence shall not prohibit Executive's ownership of not more than five (5) percent of the voting stock of any publicly held corporation. For clarification, Executive can work in the same line of business as the Company and its subsidiaries, including working in the same state, provided that Executive does not directly complete with the Company.

                           (D) SURVIVAL. The covenants contained in this Section 7 shall survive any termination of Executive's Employment.

                  8.       SUCCESSORS.

                           (a) COMPANY'S SUCCESSORS. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets that becomes bound by this Agreement.


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                           (e) EXECUTIVE'S SUCCESSORS. This Agreement and all
         rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                  9. ARBITRATION.

                           (a) SCOPE OF ARBITRATION REQUIREMENT. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to the Executive's Employment, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

                           (b) PROCEDURE. The arbitrator's decision shall be written and shall include the findings of fact and law that support the decision. The arbitrator's decision shall be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall take place in Houston, Texas.

                           (c) COSTS. The parties shall share the costs of arbitration equally. Both the Company and the Executive shall be responsible for their own attorneys' fees. Notwithstanding the forgoing, the non-prevailing party shall reimburse the prevailing party for arbitration costs and reasonable attorney's fees, to the extent allowable under applicable law.

                           (d) APPLICABILITY. This Section 9 shall not apply to
         (i) workers' compensation or unemployment insurance claims or (ii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either the Executive or the Company (whether or not arising under the restrictive covenants of Section 7 hereof).


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                  10.      MISCELLANEOUS PROVISIONS

                            (a) NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

                           (b) MODIFICATIONS AND WAIVERS. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                           (c) WHOLE AGREEMENT. This Agreement supersedes any previous offer letter or employment agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Exhibits and agreements referenced herein contain the entire understanding of the parties with respect to the subject matter hereof.

                           (d) WITHHOLDING TAXES. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

                           (e) CHOICE OF LAW AND SEVERABILITY. This Agreement shall be interpreted in accordance with the laws of the State of Texas (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the "LAW"), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

                           (f) NO ASSIGNMENT. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity


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         that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

                           (g) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           (h) INDEMNIFICATION. As an officer of the Company, Executive will be protected by the indemnification provisions of
         Article VIII of the Company's Certificate of Incorporation. In addition, the Company has purchased and currently maintains insurance protecting its officers and directors against certain losses arising out of actual or threatened actions, suits or proceedings to which such persons may be made or threatened or be made parties ("D&O INSURANCE"). The Company covenants to continue D&O Insurance coverage at current levels for the duration of Executive's service and for two (2) years thereafter. .

         IN WITNESS WHEREOF, each of the parties has executed this employment Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


                                    ----------------------------
                                    Robert S. Herlin, Executive


                                    NATURAL GAS SYSTEMS, INC.


                                    ------------------------------
                                    By: Laird Cagan
                                    Title: Chairman



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                                    EXHIBIT A
                                 OTHER INTERESTS

         In accordance with Section 1 (b) of the Employment Agreement dated as of March __, 2005, (the "Agreement"), the Company hereby consents and approves of the following business interests conducted by Executive that are not directly related to Company matters:

Executive serves the board of directors of Boots and Coots Group, Inc., a publicly owned well service company that is not in direct or indirect competition with the Company. The Company recognizes that it may benefit from such activities, in that they broaden Executive's corporate governance experience and extends Executive's exposure to industry. Executive currently devotes a minimal amount of time per month on such activities and does not believe that such service materially and adversely impacts his ability to perform under the Agreement.

Executive is a partner with Tatum CFO Partners, a provider of contract CFO's and other C level executives to industry and Tatum provides ongoing services to the Company pursuant to a Services Agreement. Executive was introduced to the Company through Tatum CFO Partners and intends to maintain that relationship, however, Executive has not in the past, during his Employment with the Company, and does not intend during the term of the Agreement to expend any material business time or effort to such relationship, including the provision of services to other companies. The Tatum CFO Partner services are valuable to the Company by providing immediate resources in the areas of finance, accounting, information services, management issues, human resources and other issues.

Executive currently owns direct minor oil and gas interests through a family entity, none of which are directly or indirectly competitive with the Company's interests. Executive agrees to advise the Company of any contemplated investments that might be construed to be competitive with Company's interests, prior to making such additional investments. Such ownership does not utilize a material amount of Executive's time and none of Executive's business time or efforts.


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                                    EXHIBIT B
                             2004 STOCK OPTION PLAN

                                    EXHIBIT C
                           2004 STOCK OPTION AGREEMENT

                                    EXHIBIT D

                             STOCK OPTION AGREEMENT



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